                                                                      EXHIBIT 99
                                                                      ----------

NEWS RELEASE
-------------------------------------------------------- [Layne Logo]

                                       CONTACTS: LAYNE CHRISTENSEN COMPANY
                                                 JERRY W. FANSKA
                                                 VICE PRESIDENT FINANCE
                                                 913-677-6858
                                                 www.laynechristensen.com

 WEDNESDAY, DECEMBER 3, 2003


           LAYNE CHRISTENSEN REPORTS FISCAL 2004 THIRD QUARTER RESULTS

o Revenues up 9.2% on strength of minerals business, water resources up slightly from prior year.

o    Water division margins remain under pressure due to soft municipal market.

o Mineral exploration division profit up $2.0 million on 32% increase in revenue.


   ----------------------------------------------------- ------------------------ --------- -------------------------- ----------
   Financial Data                                          Three Months ended                   Nine Months ended
                                                         ------------- ----------    %      --------------------------     %
   (in 000's, except per share data)                       10/31/03    10/31/02    Change     10/31/03     10/31/02     Change
   ----------------------------------------------------- ------------- ---------- --------- ------------- ------------ ----------
   Net Revenues
     --Water Resources                                     $ 43,817     $43,164       1.5%   $ 127,193      $128,463      (1.0)%
     --Mineral Exploration                                   18,353      13,888      32.2       49,245        41,821      17.8
     --Geoconstruction Services                               6,921       6,750       2.5       21,273        22,673      (6.2)
     --Energy Services and Production                         3,685       2,848      29.4       13,755         9,962      38.1
   Gross Profit                                              19,205      19,008       1.0       58,249        57,800       0.8
   Net Income(a)                                                541         200     170.5          710      (13,974)       *
   Dilutive EPS(a)                                             0.04        0.02     100.0         0.06        (1.16)       *
   ----------------------------------------------------- ------------- ---------- --------- ------------- ------------ ----------

 *   not meaningful
(a) nine months ended October 31, 2002 includes a charge for the cumulative effect of accounting change of $14,429,000 or $1.19 per share

-------------------------------------------------------------------------------
"This quarter continues the trend of strengthening mineral exploration year-over-year activity. At the same time, our water resources division is more than maintaining its share in the current market environment, however, margins remain under pressure particularly in the municipal sector. In our energy division, expenses were especially high this quarter as we gear up for a stronger Canadian oil sands drilling season than experienced in prior years. Our focus in coalbed methane has shifted during the quarter from drilling to bringing completed wells on line and into production. Geoconstruction continues to deal successfully with "start and stop" activity which has characterized much of the year. In total, operational results were about what we expected in the quarter. With the turnaround in minerals profitability this year the "bumps" in the road are a lot closer to home and more manageable."--
ANDREW B. SCHMITT, PRESIDENT AND CHIEF EXECUTIVE OFFICER
-------------------------------------------------------------------------------



                                     -more-

MISSION WOODS, KANSAS, December 3, 2003 - Layne Christensen Company (Nasdaq:
LAYN), today announced net income for the third quarter ended October 31, 2003 of $541,000, or $0.04 per share, compared to net income of $200,000 or $0.02 per share, in the same period last year. Net income from continuing operations was $0.06 per share versus $0.07 per share last year. Revenues for the three months ended October 31, 2003 increased $6,146,000, or 9.2%, to $72,776,000 compared to $66,630,000 the same period last year.

Andrew B. Schmitt, President and Chief Executive Officer, stated, "This quarter continues the trend of strengthening mineral exploration year-over-year activity. At the same time, our water resources division is more than maintaining its share in the current market environment, however, margins remain under pressure particularly in the municipal sector. In our energy division, expenses were especially high this quarter as we gear up for a stronger Canadian oil sands drilling season than experienced in prior years. Our focus in coalbed methane has shifted during the quarter from drilling to bringing completed wells on line and into production. Geoconstruction continues to deal successfully with "start and stop" activity which has characterized much of the year. In total, operational results were about what we expected in the quarter. With the turnaround in minerals profitability this year the "bumps" in the road are a lot closer to home and more manageable."

Gross profit as a percentage of revenues was 26.4% for the three months ended October 31, 2003 compared to 28.5% for the three months ended October 31, 2002. The decrease in gross profit percentage for the period was primarily related to the continued negative impact of competitive pricing pressures at the Company's domestic water locations due to reduced municipal spending. The decrease for the period was partially offset by improved margins in the Company's mineral exploration division due to increased activity levels associated with higher gold prices.

Selling, general and administrative expenses were $13,280,000 for the three months ended October 31, 2003 compared to $13,638,000 for the three months ended October 31, 2002. The decrease in selling, general and administrative expenses for the three months ended October 31, 2003 was primarily the result of workforce reductions completed during the second quarter of fiscal 2004 partially offset by increased insurance costs.

During the third quarter of 2003, the Company reclassified the results of operations of its Toledo Oil and Gas ("Toledo") business to discontinued operations. The Company continues to shift the energy division's focus to the resource development side of the business. Toledo was historically reported in the Company's Energy Services and Production segment and offered conventional oilfield fishing services and coil tubing fishing services.

Water Resources Division
(in thousands)                                          Three months ended
                                                            October 31,
                                                   ----------------------------
                                                     2003               2002
                                                   --------           ---------
Revenues                                             $43,817            $43,164
Income from continuing operations                      5,551              7,190

Water resources revenue increased 1.5% to $43,817,000 for the three months ended October 31, 2003 compared to $43,164,000 for the three months ended October 31, 2002. The increase for the three months ended October 31, 2003 was primarily the result of a focused effort to maintain market share in the division's markets, especially the soft municipal market where pricing has been impacted by competitive pressures and reduced demand.

Income from continuing operations for the water resources division decreased 22.8% to $5,551,000 for the three months ended October 31, 2003 compared to $7,190,000 for the three months ended October 31, 2002. The decrease in operating income for the three months ended October 31, 2003 was primarily attributable to pricing pressures associated with a soft municipal market and reduced activity on a multi-divisional project compared to last year.

Mineral Exploration Division
(in thousands)                                         Three months ended
                                                           October 31,
                                                  ----------------------------
                                                    2003               2002
                                                  --------            --------
Revenues                                            $18,353           $13,888
Income (loss) from continuing operations              1,066              (926)

Mineral exploration revenues increased 32.2% to $18,353,000 for the three months ended October 31, 2003 compared to revenues of $13,888,000 for the three months ended October 31, 2002. The increase for the three months ended October 31, 2003 was primarily attributable to increased exploration activity in the Company's markets as a result of higher gold prices.

Income from continuing operations for the mineral exploration division was $1,066,000 for the three months ended October 31, 2003 compared to a loss from continuing operations of $926,000 for the three months ended October 31, 2002. The improved profitability in the division for the three months ended October 31, 2003 was primarily due to the increased activity levels noted above.

Geoconstruction Services Division
(in thousands)
                                                    Three months ended
                                                         October 31,
                                                ----------------------------
                                                  2003               2002
                                                --------           ---------
Revenues                                          $ 6,921            $ 6,750
Income from continuing operations                     221                291

Geoconstruction services revenues increased 2.5% to $6,921,000 for the three months ended October 31, 2003 compared to $6,750,000 for the three months ended October 31, 2002. The increase in revenue for the three months ended October 31, 2003 was primarily the result of beginning certain public sector projects that had been previously delayed.

The geoconstruction services division had income from continuing operations of $221,000 for the three months ended October 31, 2003 compared to $291,000 for the three months ended October 31, 2002. The decrease for the three months ended October 31, 2003 was primarily the result of increased costs encountered on certain projects partially offset by reduced depreciation expense from assets fully depreciated in prior periods.

Energy Services and Production Division
(in thousands)
                                                      Three months ended
                                                           October 31,
                                                 ----------------------------
                                                   2003               2002
                                                 --------           ---------
Revenues                                           $3,685             $2,848
Loss from continuing operations                      (658)               (63)

Energy services and production revenues increased 29.4% to $3,685,000 for the three months ended October 31, 2003 compared to revenues of $2,848,000 for the three months ended October 31, 2002. The increase for the three months ended October 31, 2003 was primarily the result of increased drilling services for a large shallow gas project in the northwest region of the United States and third-party coalbed methane exploration drilling.

Losses from continuing operations for the energy services and production division were $658,000 for the three months ended October 31, 2003 compared to $63,000 for the three months ended October 31, 2002. The increased loss for the three months ended October 31, 2003 was primarily the result of increased maintenance expenses at the Company's Canadian drilling unit in preparation for the winter drilling season and start-up expenses related to the Company's coalbed methane development efforts.

Outlook
-------

Andrew B. Schmitt, President and Chief Executive Officer, stated, "Like many companies, we feel there is an undercurrent of improvement in both the U.S. and Asian economies. It appears to be reflected first in the commodity sensitive side of our business which would be expected. The next couple of quarters should tell us if the foundation is solid. If so, and coupled with a low interest rate environment, this should positively impact all our businesses. Because of our diversity, we will tend to capture the various stages of the economic cycle. Our goal is to position each of our businesses to make sure we maximize their participation."

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. Such statements are based on current expectations and are subject to certain risks, uncertainties and assumptions, including but not limited to prevailing prices for various metals and unanticipated slowdowns in the Company's major markets. Should one or more of these underlying assumptions prove incorrect, actual results may vary materially from those currently estimated. These statements are made as of the date of this release, and the Company assumes no obligation to update such forward-looking statement or to update the reasons why actual results could differ materially from those anticipated in such forward-looking statements.

Layne Christensen Company provides sophisticated services and related products for the water, mineral, construction and energy markets.

                   LAYNE CHRISTENSEN COMPANY AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                 (in thousands, except share and per share data)

                                               Three Months            Nine Months
                                             Ended October 31,      Ended October 31,
                                              (unaudited)              (unaudited)
                                        ----------------------    ----------------------
                                           2003        2002          2003        2002
                                        ---------    ---------    ---------    ---------
Revenues                                $  72,776    $  66,630    $ 211,466    $ 203,355
Cost of revenues (exclusive
     of depreciation shown below)          53,571       47,622      153,217      145,555
                                        ---------    ---------    ---------    ---------
Gross profit                               19,205       19,008       58,249       57,800
Selling, general and
     administrative expenses               13,280       13,638       41,419       39,987
Depreciation and amortization               3,057        3,410        9,531       10,601
Other income (expense):
     Equity in earnings of affiliates          23          209          723          683
     Interest                                (687)        (631)      (1,918)      (1,899)
     Debt extinguishment costs               --           --         (2,320)      (1,135)
     Other, net                              (108)         830          442        1,179
                                        ---------    ---------    ---------    ---------
Income from continuing operations
     before income taxes and
     minority interest                      2,096        2,368        4,226        6,040
Income tax expense                          1,186        1,468        2,878        3,738
Minority interest                            (163)         (10)        --           (192)
                                        ---------    ---------    ---------    ---------
Net income from continuing
     operations before discontinued
     operations and cumulative
     effect of accounting change              747          890        1,348        2,110
Loss from discontinued operations,
     net of income taxes                     (206)        (690)        (638)      (1,655)
                                        ---------    ---------    ---------    ---------
Net income before cumulative
     effect of accounting change              541          200          710          455
Cumulative effect of accounting
     change, net of income taxes
     of $5,796                               --           --           --        (14,429)
                                        ---------    ---------    ---------    ---------
Net income (loss)                       $     541    $     200    $     710    $ (13,974)
                                        =========    =========    =========    =========

Diluted income (loss) per share:
Net income from continuing
     operations                         $     .06    $     .07    $     .11    $     .17
Loss from discontinued operations,
     net of income taxes                     (.02)        (.05)        (.05)        (.14)
                                        ---------    ---------    ---------    ---------
Income before cumulative effect
     of accounting change                     .04          .02          .06          .03
Cumulative effect of accounting
     change, net of income taxes             --           --           --          (1.19)
                                        ---------    ---------    ---------    ---------
Net income (loss) per share             $     .04    $     .02    $     .06    $   (1.16)
                                        =========    =========    =========    =========